Exhibit 10.10

August 9, 2011

Andrew Guggenhime

Dear Andrew:

On behalf of CardioDx, Inc., I am pleased to offer you the position of Chief Financial Officer.  You will be working under the guidance of David Levison, President & CEO.

1.                                      Compensation and Benefits.

a.                                      Base Wage.  In this exempt position, you will earn a starting salary of $23,750.00 a month, which is equivalent to $285,000.00 on an annualized basis, subject to applicable tax withholding.  Your salary will be payable pursuant to the Company’s regular payroll policy.  Your salary will be subject to annual review for potential upward adjustment.

b.                                      Benefits.  You will receive the Company’s standard employee benefits package as the Company makes available to other similarly situated employees, and will be subject to the Company’s vacation policy, as such package and policy are in effect from time to time.

c.                                       Executive Bonus.  You will be entitled to an annual bonus targeted at not less than 30% of your then-current base salary based on agreed upon, and met, milestones and metrics, subject to approval from the Board of

Directors.  Following the close of each calendar year, the Board of Directors will determine in its sole discretion whether you have earned a performance bonus, and the amount of any performance bonus, based on its determination of your achievement of the agreed upon milestones and metrics.  No amount of the annual bonus is guaranteed, and you must be an employee in good standing on the bonus payment date to be eligible to receive a bonus.

2.                                      Consultancy.  Until the Start Date (as defined below), you will consult with the Company on a periodic basis as your schedule allows.  The Company will compensate you at the rate of $125 per hour for each hour of services rendered by you.

3.                                      Equity Award.

a.                                      Stock Option.  Following your commencement of service to the Company, the Board of Directors will grant you a non-qualified stock option (the “Option”) to purchase 1,000,000 shares of the Company’s Common Stock with an exercise price per share equal to the then current fair market value of the Company’s Common Stock as determined by the Board of Directors.  Subject to vesting in the form of the Company’s right to repurchase the shares subject to the Option (the “Option Shares”), the Option will be exercisable any time after the date of grant.  The Option Shares will vest at the rate of 25% of the total number of shares subject to the Option on the first anniversary of your Vesting Commencement Date (as defined in the Stock Option Agreement to be executed between you and the Company, which date will be your Start Date, as defined below) and 1/48th of the total number of shares subject to the Option each month thereafter on the monthly anniversary of the Vesting Commencement Date.  Vesting will, of course, depend on your continued provision of services to the Company.  The Option will be subject to the terms of the Company’s 2004 Stock Plan (the “Plan”) and the Stock Option Agreement, which agreement will be in a form attached hereto as Attachment A, including but not limited to a “lock-up” provision and a right of first refusal in favor of the Company.  The Company represents and warrants to you that as of the date hereof, the fully-diluted capitalization (which includes all securities on an as-if-exercised or converted basis and the entirety of all securities reserved for issuance pursuant to incentive plans or programs of the Company) does not exceed 102,760,055 shares of Common Stock.

b.                                      Acceleration.  Notwithstanding the vesting schedule set forth in Section 3(a), the Stock Option Agreement will provide that if (i) within the “Pre-Closing Trigger Window” (as defined below) and provided that a “Sale Event” (as defined below) is consummated within such Pre-Closing Trigger Window or (ii) upon or within the one-year period following the consummation of a “Sale Event”, your status as a service provider to the Company or the successor entity is terminated by the Company or the successor entity without “Cause” (as defined below), and other than by reason of death or disability, or if you resign for “Good Reason” (as defined below), one hundred percent (100%) of the then unvested shares subject to the Option shall vest as of your termination date; provided, however, that in order to be eligible for such acceleration of vesting benefit, you must execute, deliver and allow to become effective the form of release of claims attached hereto as Attachment B (the “Release”) within seventy (70) days following your termination date.  Further, if such termination or resignation occurs under the circumstances described in (i) above, you may exercise the Option until the later of the 90-day period following your termination date and the end of the Pre-Closing Trigger Window (but in no event later than the Expiration Date of the Option as set forth in the Stock Option Agreement).  “Pre-Closing Trigger Window” means the period of time commencing sixty (60) days prior to the Company’s execution of the first definitive agreement for a Sale Event (such execution date, the “Signing Date”) and ending on the earlier to occur of (a) the first anniversary of the Signing Date and (b) the consummation of a Sale Event.  “Sale Event” means (x) a Change of Control (as defined in the Plan); (y) an actual liquidation, dissolution, or winding up of the Company approved by the Company’s Board of Directors and the Company’s stockholders (each, an “Actual Liquidation”); or (z) a transaction or a series of related transactions that are deemed to be a Liquidation Transaction (as defined in the Company’s Amended and Restated Certificate of Incorporation in effect on the date hereof (the “Restated Certificate”)) pursuant to the Restated Certificate, provided that if, (1) in accordance with Section 2(c)(i) of Article IV(B) of the Restated Certificate, the holders of shares of the Company’s Preferred Stock determine that a transaction or series of related transactions shall not be considered a Liquidation Transaction and (2) in connection with such transaction(s), the holders of the Company’s Preferred Stock do not receive any consideration (whether cash or other property (including other securities of a different entity)) on account of, upon conversion of or in exchange for their shares of Preferred Stock (or any Common Stock issued upon conversion of such Preferred Stock prior to or in connection with such transaction(s)), then such transaction or series of related transactions shall not be a Sale Event.  “Cause” means: (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets that materially and adversely affects the business of the Company; (b) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; or (c) your gross misconduct in the performance of your material job duties that materially and adversely affects the business of the Company.  “Good Reason” means any of the following taken without your written consent and provided (1) the Company receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (a) through (e) below, written notice by you specifying the specific basis for your belief that you are entitled to terminate employment for Good Reason, (2) the Company fails to cure the event constituting Good Reason within (30) days after receipt of such written notice thereof, and (3) you terminate employment within thirty (30) days following expiration of such cure period (or, if earlier, the date upon which the Company notifies you that it will not cure):  (a) an assignment to you of any duties or responsibilities or a reduction in your duties or responsibilities, either of which results in a significant diminution in your duties or responsibilities with the Company or its successor in effect immediately prior to such assignment or reduction; (b) a change in title from that of Chief Financial Officer, (c) you cease to report directly to the chief executive officer of the ultimate parent entity of the Company or, upon or following a Sale Event, the chief executive officer of the ultimate parent entity of the Company’s successor, if applicable, (d) a reduction by the Company or its successor in your then-current base salary or annual bonus opportunity by more than five percent (5%); (d) a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; or (e) the relocation of your place of employment to a facility or a location more than 50 miles from your then-current location.  The foregoing definition of “Cause” will be the definition used for such term in all places in your Option Agreement and attachments thereto, including, without limitation provisions relating to the forfeiture or repurchase of equity (such as the implementation of Section 10(b) of the Plan).

c.                                       Further Terms.  The Stock Option Agreement will further provide that in the event of a Sale Event in which your Option will not be assumed or substituted by the Company’s successor or a parent or subsidiary of such successor (a) the Company will give you written notice at least ten (10) business days before consummating such Sale Event (which notice shall specify that the Option will not be assumed or substituted), (b) the vesting of the Option will accelerate in full immediately prior to the consummation of such event, and (c) you will be allowed to exercise the Option (in whole or in part as you choose to the extent not then exercised) contingent upon the consummation of the Sale Event (in addition to any other exercise rights that you may have under the Option).

4.                                      Sale Event Severance.  If (a) within the Pre-Closing Trigger Window or (b) upon or within the one year period following the consummation of a Sale Event (other than an Actual Liquidation), your employment with the Company or the successor entity is terminated by the Company or the successor entity without “Cause” (as defined above), and other than by reason of death or disability, or if you resign for “Good Reason” (as defined above), provided that you execute, deliver and allow to become effective the Release within seventy (70) days following your termination date, then the Company agrees to provide you severance benefits as set forth in this Section 4.

a.                                      Termination within the Pre-Closing Trigger Window.  If the date of your termination occurs within the Pre-Closing Trigger Window, then:

(i)             On the seventy-first (71st) day following termination of your employment, the Company will make a lump sum payment to you equal to three (3) months of your then-current base wage plus the greater of the amount representing twenty-five percent (25%) of (A) your target annual bonus in effect for the year in which your employment is terminated and (B) your actual annual bonus for the fiscal year preceding the year in which your employment is terminated, annualized if applicable, subject to applicable tax withholding.  In addition, the Company will reimburse you for payments you have made or will make for COBRA coverage for you and your dependents for a period of up to three (3) months following your date of termination, or until you have secured other employment and become eligible for health insurance benefits, whichever occurs first (the “Initial COBRA Period”), provided you timely elect and pay for COBRA coverage, with such COBRA reimbursements made by the Company to you consistent with the Company’s normal expense reimbursement policy, provided that you submit documentation to the Company substantiating your payments for COBRA coverage; and

(ii)                If a Sale Event is consummated within the Pre-Closing Trigger Window, and provided that you execute, deliver and allow to become effective the “Final Severance Benefit Release” in substantially the form attached hereto as Attachment C within thirty (30) days following the effective date of the Sale Event, on the thirty first (31st) days following such effective date, the Company will make a lump sum payment to you equal to six (6) months of your base wage in effect on your termination date plus the greater of the amount representing fifty percent (50%) of (A) your target annual bonus in effect for the year in which your employment was terminated and (B) your actual annual bonus for the fiscal year preceding the year in which your employment was terminated, annualized if applicable, subject to applicable tax withholding.  In addition, the Company will reimburse you for payments you have made or will make for COBRA coverage for you and your dependents for a period of up to an additional six (6) months, or until you have secured other employment and become eligible for health insurance benefits, whichever occurs first (the “Subsequent COBRA Period”), provided you timely elect and pay for COBRA coverage, with such COBRA reimbursements made by the Company to you consistent with the Company’s normal expense reimbursement policy, provided that you submit documentation to the Company substantiating your payments for COBRA coverage (such benefits described in this paragraph (ii) collectively, the “Final Lump Sum Severance Benefits”); or

b.                                      Termination upon or within one year following a Sale Event.  If the date of your termination occurs upon or within one year following a Sale

Event, then on the seventy-first (71st) day following termination of your employment, the Company will provide you continuation of your then-current base wage beginning on the date of termination and ending on the date nine (9) months thereafter, subject to applicable tax withholding, payable on the Company’s regular payroll schedule and a lump sum payment equal to the greater of the amount representing 75% of (A) your target annual bonus in effect for the year in which your employment is terminated and (B) your actual annual bonus for the fiscal year preceding the year in which your employment is terminated, annualized if applicable, subject to applicable tax withholding.  In addition, the Company will reimburse you for payments you have made or will make for COBRA coverage for you and your dependents for a period of up to nine (9) months following your date of termination, or until you have secured other employment and become eligible for health insurance benefits, whichever occurs first (the “Sale Event COBRA Period”), provided you timely elect and pay for COBRA coverage, with such COBRA reimbursements made by the Company to you consistent with the Company’s normal expense reimbursement policy, provided that you submit documentation to the Company substantiating your payments for COBRA coverage.  For avoidance of doubt, if your termination date is the date upon which the Sale Event is consummated, then this Section 4(b) shall apply to the exclusion of Section 4(a).

Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment (grossed up for applicable income and employment taxes) in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment and become eligible for health insurance benefits or (y) the last day of the Initial COBRA Period, the Subsequent COBRA Period, or the Sale Event COBRA Period, as applicable.  Further, in the event that a Sale Event has not occurred prior to expiration of the Initial COBRA

Period and provided that at such time you remain eligible for COBRA benefits, the Company will continue to reimburse you for payments you make for COBRA coverage for you and your dependents until the end of the Subsequent COBRA Period or Sale Event COBRA Period, as applicable, provided that you remain eligible for such benefits.

5.                                      Section 409A Compliance.

a.                                      To the extent (i) any payments to which you become entitled under this letter, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payment or payment shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule.

b.                                      For purposes of this letter or any agreement or plan referenced herein, with respect to any payment that is subject to (and not exempt from) Section 409A of the Code, termination of your employment shall mean a “separation from service” within the meaning of Section 409A of the Code, and Section 1.409A-1(h) of the regulations thereunder.

c.                                       Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this agreement is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

d.                                      To the extent that any provision of this letter is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A (or an exemption therefrom).  To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.  Payments pursuant to this letter are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

6.                                      Pre-employment Conditions.

a.                                      Confidentiality Agreement.  Your acceptance of this offer and commencement of service with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Attachment D for your review and execution (the “Confidentiality Agreement”), prior to or on the date on which you begin to provide services to the Company.

b.                                      Right to Work.  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

c.                                       Verification of Information.  This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment.  By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.  You have a right to review copies of any public records obtained by the Company in conducting this verification process unless you check the box below.

7.                                      No Conflicting Obligations.  You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies.  You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement-or otherwise.  The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties.  Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

8.                                      General Obligations.  As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all.  Please note that the Company is an equal opportunity employer.  The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law.  Any questions regarding this EEO statement should be directed to Human Resources.

9.                                      At-Will Employment.  Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.  The Company also reserves the right to modify or amend the terms of your employment at any time for any reason.  This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by the Chief Executive Officer of the Company.

10.                               Attorney’s Fees.  The Company agrees to pay for the reasonable attorney’s fees incurred by you in connection with this offer letter and the matters contemplated herein, not to exceed $5,000.00 in the aggregate.

We are all delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement, on or before August     , 2011.  The Company requests that you begin work in this new employment position on September 6, 2011, or such earlier day as you may specify (the “Start Date”).  Your status as a consultant to the Company will commence immediately upon your return of an executed copy of this offer letter to me.  This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.  This letter will be governed by the laws of California, without regard to its conflict of laws provisions.  This letter may not be modified or amended except by a written agreement, signed by an officer of the Company.

Very truly yours,

CARDIODX, INC.

	By:	/s/ David Levison
	Name:	David Levison
	Title:	President & CEO

ACCEPTED AND AGREED:

ANDREW GUGGENHIME

/s/ Andrew Guggenhime
Signature

8/15/11
Date

/s/A.G.	I hereby waive my right to receive any public records as described above.

Attachment A:  Stock Option Agreement
Attachment B:  Form of Release
Attachment C:  Form of Final Severance Benefit Release
Attachment D:  Confidential Information and Invention Assignment Agreement

Attachment A

Stock Option Agreement

CARDIODX, INC.

2004 STOCK PLAN

NOTICE OF STOCK OPTION GRANT

Andrew Guggenhime

You have been granted an option to purchase Common Stock of CardioDx, Inc. (the “Company”) as follows:

Board Approval Date:	August 17, 2011

Date of Grant (Later of Board Approval Date or Commencement of Employment/Consulting):	August 18, 2011

Exercise Price per Share:	$0.19

Total Number of Shares Granted:	1,000,000

Total Exercise Price:	$190,000.00

Type of Option:	0 Shares Incentive Stock Option

1,000,000 Shares Nonstatutory Stock Option

Expiration Date:	August 18, 2021

Vesting Commencement Date:	September 6, 2011

Vesting/Exercise Schedule:

This Option may be exercised, in whole or in part, at any time after the Date of Grant. So long as your Continuous Service Status with the Company continues, the Shares underlying this Option shall vest in accordance with the following schedule: 1/4th of the total number of Shares subject to the Option shall vest on the twelve month anniversary of the Vesting Commencement Date and 1/48th of the total number of Shares subject to the Option shall vest on the same day of each month thereafter.

Notwithstanding the above, if (i) within the “Pre Closing Trigger Window” (as defined below) and provided that a “Sale Event” (as defined below) is consummated within such Pre-Closing Trigger Window or (ii) upon or within the one-year period following the consummation of a “Sale Event”, your Continuous Service Status with the Company or the successor entity is terminated by the Company or the successor entity without “Cause” (as defined below), and other than by reason of death or disability, or if you resign for “Good Reason” (as defined below), one hundred percent (100%) of the then unvested shares subject to this Option shall vest as of your termination date; provided, however, that in order to be eligible for such acceleration of vesting benefit, you must execute, deliver and allow to become effective the form of release of claims attached to your offer letter dated August 9, 2011 (the “Release”) within seventy (70) days following your termination date. Further, if such termination or resignation occurs under the circumstances described in (i) above, you may exercise the Option until the later of the 90-day period following your termination date and the end of the Pre-Closing Trigger Window (but in no event later than the Expiration Date of the Option as set forth in the Stock Option Agreement). “Pre-Closing Trigger Window” means the period of time commencing sixty (60) days prior to the Company’s execution of the first definitive agreement for a Sale Event (such execution date, the “Signing Date”) and ending on the earlier to occur of (a) the first anniversary of the Signing Date and (b) the consummation of a Sale Event. “Sale Event” means (x) a Change of Control (as defined in the Plan); (y) an actual liquidation, dissolution, or winding up of the Company approved by the Company’s Board of Directors and the Company’s stockholders; or (z) a transaction or a series of related transactions that are deemed to be a Liquidation Transaction (as defined in the Company’s Amended and Restated Certificate of Incorporation in effect as of the date hereof (the “Restated Certificate”)) pursuant to the Restated Certificate, provided that if, (1) in accordance with Section 2(c)(i) of Article IV(B) of the Restated Certificate, the holders of shares of the Company’s Preferred Stock determine that a transaction or series of related transactions shall not be considered a Liquidation

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Transaction and (2) in connection with such transaction(s), the holders of the Company’s Preferred Stock do not receive any consideration (whether cash or other property (including other securities of a different entity)) on account of, upon conversion of or in exchange for their shares of Preferred Stock (or any Common Stock issued upon conversion of such Preferred Stock prior to or in connection with such transaction(s)), then such transaction or series of related transactions shall not be a Sale Event. “Cause” means: (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets that materially and adversely affects the business of the Company; (b) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; or (c) your gross misconduct in the performance of your material job duties that materially and adversely affects the business of the Company. “Good Reason” means any of the following taken without your written consent and provided (1) the Company receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (a) through (e) below, written notice by you specifying the specific basis for your belief that you are entitled to terminate your Continuous Service Status for Good Reason, (2) the Company fails to cure the event constituting Good Reason within (30) days after receipt of such written notice thereof, and (3) you terminate your Continuous Service Status within thirty (30) days following expiration of such cure period (or, if earlier, the date upon which the Company notifies you that it will not cure): (a) an assignment to you of any duties or responsibilities or a reduction in your duties or responsibilities, either of which results in a significant diminution in your duties or responsibilities with the Company or its successor in effect immediately prior to such assignment or reduction; (b) a change in title from that of Chief Financial Officer, (c) you cease to report directly to the chief executive officer of the ultimate parent entity of the Company or, upon or following a Sale Event, the chief executive officer of the ultimate parent entity of the Company’s successor, if applicable, (d) a reduction by the Company or its

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successor in your then-current base salary or annual bonus opportunity by more than five percent (5%); (d) a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; or (e) the relocation of your place of employment to a facility or a location more than 50 miles from your then-current location. The foregoing definition of “Cause” will be the definition used for such term for all purposes pertaining to this Option, including without limitation provisions relating to the forfeiture or repurchase of the option (such as the implementation of Section 10(b) of the Plan).

Further, in the event of a Sale Event in which this Option will not be assumed or substituted by the Company’s successor or a parent or subsidiary of such successor (a) the Company will give you written notice at least ten (10) business days before consummating such Sale Event (which notice shall specify that this Option will not be assumed or substituted), (b) the vesting of this Option will accelerate in full immediately prior to the consummation of such event, and (c) you will be allowed to exercise this Option (in whole or in part as you choose to the extent not then exercised) contingent upon the consummation of the Sale Event (in addition to any other exercise rights that you may have under this Option).

Termination Period:

Except as set forth above, this Option may be exercised for 90 days after termination of your Continuous Service Status except as set out in Section 5 of the Stock Option Agreement (but in no event later than the Expiration Date). You are responsible for keeping track of these exercise periods following termination for any reason of your service relationship with the Company. The Company will not provide further notice of such periods.

Transferability:	This Option may not be transferred.

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the

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CardioDx, Inc. 2004 Stock Plan and the Stock Option Agreement, both of which are attached and made a part of this document.

In addition, you agree and acknowledge that your rights to any Shares underlying the Option will be earned only as you provide services to the Company over time, that the grant of the Option is not as consideration for services you rendered to the Company prior to your Vesting Commencement Date, and that nothing in this Notice or the attached documents confers upon you any right to continue your employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause.

The per share “Exercise Price” is intended to be at least equal to the fair market value of the Company’s Common Stock at the date of grant.  The Company has attempted in good faith to make the fair market value determination in compliance with applicable tax law although there can be no certainty that the IRS will agree.  If the IRS does not agree and asserts the fair market value at the time of grant is higher than the Exercise Price, the IRS could seek to impose greater taxes on you, including interest and penalties under Internal Revenue Code Section 409A.  While we think this is an unlikely event, we cannot provide absolute assurance and you may want to consult your own tax adviser with any questions.

CardioDx, Inc.

/s/ Andrew Guggenhime	By:	/s/ David Levison
Andrew Guggenhime	Name:	David Levison
	Title:	President and CEO

************************

IRS Circular 230 Disclosure:  To ensure compliance with requirements imposed by the IRS, we inform you that any tax advice contained in this communication (including any attachments) (i) was not intended or written to be used, and cannot be used, for the purpose of avoiding any tax penalty and (ii) was not written to promote, market or recommend the transaction or matter addressed in the communication.  Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

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CARDIODX, INC.

2004 STOCK PLAN

STOCK OPTION AGREEMENT

1.                                      Grant of Option.  CardioDx, Inc., a Delaware corporation (the “Company”), hereby grants to Andrew Guggenhime (“Optionee”), an option (the “Option”) to purchase the total number of shares of Common Stock (the “Shares”) set forth in the Notice of Stock Option Grant (the “Notice”), at the exercise price per Share set forth in the Notice (the “Exercise Price”) subject to the terms, definitions and provisions of the CardioDx, Inc. 2004 Stock Plan (the “Plan”) adopted by the Company, which is incorporated in this Agreement by reference.  Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Plan.

2.                                      Designation of Option.  This Option is intended to be an Incentive Stock Option as defined in Section 422 of the Code only to the extent so designated in the Notice, and to the extent it is not so designated  or to the extent the Option does not qualify as an Incentive Stock Option, it is intended to be a Nonstatutory Stock Option.

Notwithstanding the above, if designated  as an Incentive Stock Option, in the event that the Shares subject  to this Option (and all other Incentive Stock Options  granted to Optionee by the Company or any Parent or Subsidiary, including under other plans of the Company) that first become exercisable in any calendar year have an aggregate fair market value (determined for each Share as of the date of grant of the option covering such Share) in excess of $100,000, the Shares in excess of $100,000 shall be treated as subject to a Nonstatutory Stock Option, in accordance with Section 5(c) of the Plan.

3.                                      Exercise of Option.  This Option shall be exercisable during its term in accordance with the Vesting/Exercise Schedule set out in the Notice and with the provisions of Section 10 of the Plan as follows:

(a)                                 Right to Exercise.

(i)                                                             This Option may not be exercised for a fraction of a share.

(ii)                                                          In the event of Optionee’s death, disability or other termination of Continuous Service Status, the exercisability of the Option is governed by Section 5 below, subject to the limitations contained in this Section 3.

(iii)                                                       In no event may this Option be exercised after the Expiration Date of the Option as set forth in the Notice.

(b)                                 Method of Exercise.

(i)                                                             This Option shall be exercisable by execution and delivery of the Early Exercise Notice and Restricted Stock Purchase Agreement attached hereto as Exhibit A, the Exercise Notice and Restricted Stock Purchase Agreement attached hereto as Exhibit B, or any other form of written notice approved for such purpose by the Company which shall state Optionee’s election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan.  Such written notice shall be signed by Optionee and shall be delivered to the Company by such means as are determined by the Plan Administrator in its discretion to constitute adequate delivery.  The written notice shall be accompanied by payment of the Exercise Price.  This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price.

(ii)                                                          As a condition to the exercise of this Option and as further set forth in Section 12 of the Plan, Optionee agrees to make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the vesting or exercise of the Option, or disposition of Shares, whether by withholding, direct payment to the Company, or otherwise.

(iii)                                                       The Company is not obligated, and will have no liability for failure, to issue or deliver any Shares upon exercise of the Option unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel.  This Option may not be exercised until such time as the Plan has been approved by the stockholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 221 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board.  As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by the Applicable Laws.  Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Optionee on the date on which the Option is exercised with respect to such Shares.

(iv)                                                      As a further condition to the exercise of this Option, if required by the terms and conditions of the Company’s (y) then current voting agreement, among the Company and certain of its other stockholders (the “Voting Agreement”) or (z) then current right of first refusal and co-sale agreement, among the Company and certain of its stockholders (the “Co-Sale Agreement” and together with the Voting Agreement, the “Required Stockholder Agreements”), a copy of each of which may be obtained by Optionee upon request and without charge from the Company, Optionee agrees to execute and deliver an Instrument of Adherence or other document provided by the Company to become a party to the Required Stockholder Agreements as required and to be bound by the terms and conditions thereof.

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4.             Method of Payment.  Payment of the Exercise Price shall be by any of the following, or a combination of the following, at the election of Optionee:

(a)           cash or check;

(b)           cancellation of indebtedness;

(c)           prior to the date, if any, upon which the Common Stock becomes a Listed Security, by surrender of other shares of Common Stock of the Company that have an aggregate Fair Market Value on the date of surrender equal to the Exercise Price of the Shares as to which the Option is being exercised.  In the case of shares acquired directly or indirectly from the Company, such shares must have been owned by Optionee for more than six (6) months on the date of surrender (or such other period of time as is necessary to avoid the Company’s incurring adverse accounting charges); or

(d)           following the date, if any, upon which the Common Stock is a Listed Security, and if the Company is at such time permitting “same day sale” cashless brokered exercises, delivery of a properly executed exercise notice together with irrevocable instructions to a broker participating in such cashless brokered exercise program to deliver promptly to the Company the amount required to pay the exercise price (and applicable withholding taxes).

5.             Termination of Relationship.  Following the date of termination of Optionee’s Continuous Service Status for any reason (the “Termination Date”), Optionee may exercise the Option only as set forth in the Notice and this Section 5.  To the extent that Optionee is not entitled to exercise this Option as of the Termination Date, or if Optionee does not exercise this Option within the Termination Period set forth in the Notice or the termination periods set forth below, the Option shall terminate in its entirety.  In no event, may any Option be exercised after the Expiration Date of the Option as set forth in the Notice.

(a)           Termination.  In the event of termination of Optionee’s Continuous Service Status other than as a result of Optionee’s disability or death or for Cause (as defined in the Plan), Optionee may, to the extent Optionee is vested in the Option Shares at the date of such termination (the “Termination Date”), exercise this Option during the Termination Period set forth in the Notice.

(b)           Other Terminations.  In connection with any termination other than a termination covered by Section 5(a), Optionee may exercise the Option only as described below:

(i)                    Termination upon Disability of Optionee.  In the event of termination of Optionee’s Continuous Service Status as a result of Optionee’s disability, Optionee may, but only within twelve months from the Termination Date, exercise this Option to the extent Optionee was vested in the Option Shares as of such Termination Date.

(ii)                   Death of Optionee.  In the event of the death of Optionee (a) during the term of this Option and while an Employee, Consultant or director of the Company and having been in Continuous Service Status since the date of grant of the Option, or (b) within thirty (30) days after Optionee’s Termination Date, the Option may be exercised at any time

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within twelve months following the date of death by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent Optionee was vested in the Option as of the Termination Date.

(iii)                  Termination for Cause.  In the event Optionee’s Continuous Service Status is terminated for Cause, the Option shall terminate immediately upon such termination for Cause as set forth in Section 10(b)(iv) of the Plan.  In the event Optionee’s employment or consulting relationship with the Company is suspended pending investigation of whether such relationship shall be terminated for Cause, all Optionee’s rights under the Option, including the right to exercise the Option, shall be suspended during the investigation period, also as set forth in Section 10(b)(iv) of the Plan.  The Administrator shall have authority to effect such procedures and take such actions as are necessary to carry out the legal intent of this Section 5(b)(iii).

(c)           Termination of Option.  This Option may terminate prior to its Expiration Date and prior to the dates specified under Section 5(a) and (b) above under certain circumstances as set forth in Section 14 of the Plan.

6.             Non-Transferability of Option.  Except as otherwise set forth in the Notice, this Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him or her.  The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

7.             Tax Consequences.  The Company has not provided any tax advice with respect to this Option or the disposition of the Shares.  Optionee should obtain advice from an appropriate independent professional adviser with respect to the taxation implications of the grant, exercise, assignment, release, cancellation or any other disposal of this Option (each, a “Trigger Event”) and on any subsequent sale or disposition of the Shares.  Optionee should also take advice in respect of the taxation indemnity provisions under Section 8 below.  The per share Exercise Price of the Option is intended to be at least equal to the fair market value of the Company’s Common Stock at the date of grant.  The Company has attempted in good faith to make the fair market value determination in compliance with applicable tax law although there can be no certainty that the IRS will agree.  If the IRS does not agree and asserts the fair market value at the time of grant is higher than the Exercise Price, the IRS could seek to impose greater taxes on Optionee, including interest and penalties under Internal Revenue Code Section 409A.  While the Company thinks this is an unlikely event, the Company cannot provide absolute assurance and Optionee may want to consult Optionee’s own tax adviser with any questions.

8.             Optionee’s Taxation Indemnity.

(a)           To the extent permitted by law, Optionee hereby agrees to indemnify and keep indemnified the Company and the Company as trustee .for and on behalf of any affiliate entity, in respect of any liability or obligation of the Company and/or any affiliate entity to account for income tax or any other taxation provisions under the laws of Optionee’s country or

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citizenship and/or residence to the extent arising from a Trigger Event or arising out of the acquisition, retention and disposal of the Shares.

(b)           The Company shall not be obliged to allot and issue any of the Shares or any interest in the Shares unless and until Optionee has paid to the Company such sum as is, in the opinion of the Company, sufficient to indemnify the Company in full against any liability the Company has for any amount of, or representing, income tax or any other tax arising from a Trigger Event (the “Option Tax Liability”), or Optionee has made such other arrangement as in the opinion of the Company will ensure that the full amount of any Option Tax Liability will be recovered from Optionee within such period as the Company may then determine.

9.             Data Protection.

(a)           To facilitate the administration of the Plan and this Agreement, it will be necessary for the Company (or its payroll administrators) to collect, hold and process certain personal information about Optionee and to transfer this data to certain third parties such as brokers with whom Optionee may elect to deposit any share capital under the Plan.  Optionee consents to the Company (or its payroll administrators) collecting, holding and processing Optionee’s personal data and transferring this data to the Company or any other third parties insofar as is reasonably necessary to implement, administer and manage the Plan.

(b)           Optionee understands that Optionee may, at any time, view Optionee’s personal data, require any necessary corrections to it or withdraw the consents herein in writing by contacting the Company, but acknowledges that without the use of such data it may not be practicable for the Company to administer Optionee’s involvement in the Plan in a timely fashion or at all and this may be detrimental to Optionee.

10.          Lock-Up Agreement.  In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such underwritten offering of the Company’s securities, Optionee agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days but subject to such extension or extensions as may be required by the underwriters in order to publish research reports while complying with Rule 2711 of the National Association of Securities Dealers, Inc.) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.

11.          Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

12.          Effect of Agreement.  Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an

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opportunity to consult counsel regarding the Option terms), and hereby accepts this Option and agrees to be bound by its contractual terms as set forth herein and in the Plan.  Optionee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Plan Administrator regarding any questions relating to the Option.  In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Notice and this Agreement, the Plan terms and provisions shall prevail.  The Option, including the Plan, constitutes the entire agreement between Optionee and the Company on the subject matter hereof and supersedes all proposals, written or oral, and all other communications between the parties relating to such subject matter.

[Signature Page Follows]

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This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

Andrew Guggenhime		CardioDx, Inc.

/s/ Andrew Guggenhime		By:	/s/ David Levinson
		Name:	David Levison
Dated:	9/22/11	Title:	President and CEO

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Attachment B

Form of Release

Attachment C

Final Severance Benefit Release

(To be signed and returned on effective date of Sale Event or within thirty (30) days thereafter.)

I understand that my employment with CardioDx, Inc. (the “Company”) terminated effective                , 20       (the “Separation Date”).  The Company has informed me that if I choose to sign this Final Severance Benefit Release (the “Release”), the Company will pay me certain Final Lump Sum Severance Benefits pursuant to the terms of Section 4(a)(ii) of my offer letter with the Company dated August 9, 2011 (the “Offer Letter”).  I understand that I am not entitled to such Final Lump Sum Severance Benefits unless I sign and return this Release within the stated time period and I do not revoke it thereafter.  Defined terms not otherwise defined in this Release have the definitions as set forth in the Offer Letter.

In exchange for the consideration provided to me under the Offer Letter to which I would not otherwise be entitled, including but not limited to the Final Lump Sum Severance Benefits, I hereby generally and completely release the Company and its current and former parent and subsidiary entities, and its and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this Release but only to the extent that such claims, liabilities and obligations relate to my relationship with the Company (collectively, the “Released Claims”).

The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (ii) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Family and Medical Leave Act (as amended), the California Family Rights Act, the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am or was a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any rights set forth in Section 4(a)(ii) of the Offer Letter, my Stock Option Agreement (including without limitation my right to the Option itself), or any other written agreement between me and the Company; (iv) any rights to other vested securities of the Company that were granted to me during the course of my service to the Company; and (v) any claims for breach of the Offer Letter.  In addition, nothing in this Agreement prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I acknowledge and agree that I am hereby waiving my right to any monetary benefits in connection with any such claim, charge or proceeding.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in this Release is in addition to anything of value to which I am already entitled.  I further acknowledge that I have been advised, as required by the ADEA, that:  (i) my waiver and release do not apply to any rights or claims that may arise after the date that I sign this Release; (ii) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (iii) I have at least twenty-one (21)(1) days from the date that I received this Release in which to consider this Agreement (although I may choose voluntarily to sign it earlier); (iv) I have seven (7) days following the date I sign this Agreement to revoke the Agreement (by providing written notice of my revocation to the CEO of the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by me provided that I do not revoke it (the “Effective Date”).

In giving the releases set forth in this Release, which include claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Company’s policies, applicable law, or otherwise, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

(1)  Note that the review period may change and the required ADEA/OWBPA chart may need to be added based on application of the ADEA/OWBPA and the context in which the termination occurs.

By:
Andrew Guggenhime

Date:

Attachment D

Confidential Information and Invention Assignment Agreement

CARDIODX, INC.

CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed (or my employment being continued) by or retained as a consultant (or my consulting relationship being continued) by CardioDx, Inc., a Delaware corporation (CardioDx) or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment or consulting relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1.             Employment or Consulting Relationship.  I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of, or in a consulting relationship with, or the duration of my employment or consulting relationship with, the Company under any existing agreements between the Company and me or under applicable law.  Any employment or consulting relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2.             Duties.  I will perform for the Company such duties as may be designated by the Company from time to time.  During the Relationship, I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

3.             At-Will Relationship.  I understand and acknowledge that my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability.

4.             Confidential Information.

(a)           Company Information.  I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create.  I further agree not to make copies of such Confidential Information except as authorized by the Company.  I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours.  I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise.  I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b)           Prior Obligations.  I represent that my performance of all terms of this Agreement as an employee or consultant of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information, or material belonging to any current or former client or employer or any other party.  I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any current or former client or employer or any other party.

(c)           Third Party Information.  I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

5.             Inventions.

(a)           Inventions Retained and Licensed.  I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions.  If, in the course of my Relationship with the Company, incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b)           Assignment of Inventions.  I agree that I will promptly make full written disclosure to CardioDx, will hold in trust for the sole right and benefit of CardioDx, and hereby

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assign to CardioDx, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of my Relationship with the Company (collectively referred to as “Inventions”), except as provided in Section 5(e) below.  I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary (if I am an employee) or by such amounts paid to me under any applicable consulting agreement or consulting arrangements (if I am a consultant), unless regulated otherwise by the mandatory law of the state of California.

(c)           Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company.  The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format.  The records will be available to and remain the sole property of the Company at all times.  I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.  I agree to return all such records (including any copies thereof) to CardioDx at the time of termination of my Relationship with the Company as provided for in Section 6.

(d)           Patent and Copyright Rights.  I agree to assist CardioDx, or its designee, at its expense, in every proper way to secure CardioDx’s, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to CardioDx or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which CardioDx or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to CardioDx or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world.  If CardioDx or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to CardioDx or its designee as above, then I hereby irrevocably designate and appoint CardioDx and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me.  I hereby waive and irrevocably quitclaim to CardioDx or its designee

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any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to CardioDx or such designee.

(e)           Exception to Assignments.  I understand that the provisions of this Agreement requiring assignment of Inventions to CardioDx do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B).  I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

6.             Company Property; Returning Company Documents.  I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.  In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

7.             Notification to Other Parties.

(a)           Employees.  In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b)           Consultants.  I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

8.             Solicitation of Employees, Consultants and Other Parties.  I agree that during the term of my Relationship with the Company, and for a period of twenty-four (24) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity.  Further, during my Relationship with the Company and at any time following termination of my Relationship with the Company for any reason, with or without cause, I shall not use any Confidential

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Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

9.             Representations and Covenants.

(a)           Facilitation of Agreement.  I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b)           Conflicts.  I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company.  I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c)           Voluntary Execution.  I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

10.          General Provisions.

(a)           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(b)           Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us.  No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties.  Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c)           Severability.  If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d)           Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e)           Survival.  The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

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(f)            Remedies.  I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(g)           ADVICE OF COUNSEL.  I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

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The parties have executed this Agreement on the respective dates set forth below:

COMPANY:		EMPLOYEE:

CARDIODX, INC.		Andrew Guggenhime, an Individual

By:	/s/ David Levison

Name:	David Levison	/s/ Andrew Guggenhime
Signature
Title:	President and CEO

Date:	August 10, 2011	Date:	8/15/11

Address:	2500 Faber Place	Address:
Palo Alto, CA 94303

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EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED UNDER SECTION 5

Title	Date	Identifying Number or Brief Description

No inventions or improvements

Additional Sheets Attached

Signature of Employee/Consultant:

Print Name of Employee/Consultant:

Date:

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)           Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)           Result from any work performed by the employee for the employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to CardioDx, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twenty-four (24) months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity.  Further I shall not at any time use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date:
(Employee’s Signature)

(Type/Print Employee’s Name)